Exhibit 99.1

TIER REIT Expands Board with Two New Directors

~ Announces Additions of Richard Gilchrist and Scott Fordham ~

DALLAS, Texas, July 23, 2014 — TIER REIT, Inc., a Dallas-based real estate investment trust, announced today that its board of directors has added two new members, Richard I. Gilchrist and Scott W. Fordham, expanding the board to seven members.

Mr. Gilchrist joins the TIER REIT board bringing extensive real estate industry and strategic planning experience. He also currently serves on the board of directors at Ventas, Inc. and Spirit Realty Capital, Inc. Mr. Gilchrist is senior advisor at The Irvine Company and previously served as president of Irvine’s Investment Properties Group (“IPG”) from 2006 to July 2011. Prior to IPG, Mr. Gilchrist served as president and co-chief executive of Maguire Properties, Inc.  Mr. Gilchrist has also served as president and chief executive officer of Commonwealth Atlantic Properties, a privately held REIT. He currently serves as a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors.

Mr. Fordham is chief executive officer and president of the Company. He joined the Company in 2008 at a time when it was assembling a dedicated team to manage the daily operations and has since served in various capacities. Prior to joining the Company, Mr. Fordham held various finance and accounting positions with Apartment Investment and Management Company and Prentiss Properties Trust, two listed real estate investment trusts.

“The board is pleased to announce its expansion with these two new board members,” said Chairman of the Board, Chuck Dannis. “The addition of Richard and Scott will enrich the industry depth of our board, by bringing strong real estate experience and executive leadership as we move forward to meet our long-term goals.”

About TIER REIT, Inc.

TIER REIT, Inc. is a Dallas, Texas-based real estate investment trust focused on providing quality, attractive, well-managed commercial office properties in strategic markets throughout the United States, including Houston, Austin and Dallas/Ft. Worth, Texas; Chicago, Illinois; Philadelphia, Pennsylvania; Washington, D.C.; Charlotte, North Carolina, and select other markets.  For more information on TIER REIT, please visit tierreit.com or call 972.931.4300.